UNITED STATES
SECURITIES AND EXCHANGE COMMISSION
Washington, D.C. 20549

FORM 8-K

CURRENT REPORT
Pursuant to Section 13 OR 15(d) of The Securities Exchange Act of 1934

Date of Report (Date of earliest event reported): September 1, 2022

NATIONAL BANK HOLDINGS CORPORATION
(Exact name of registrant as specified in its charter)

Delaware	001-35654	27-0563799
(State or other jurisdiction of incorporation)	(Commission File Number)	(IRS Employer Identification No.)

7800 East Orchard Road, Suite 300, Greenwood Village, Colorado 80111
(Address of principal executive offices) (Zip Code)

303-892-8715
(Registrant’s telephone, including area code)

Not Applicable
(Former name or former address, if changed since last report.)

Check the appropriate box below if the Form 8-K filing is intended to simultaneously satisfy the filing obligation of the registrant under any of the following provisions (see General Instruction A.2. below):

☐Written Communications pursuant to Rule 425 under the Securities Act (17 CFR 230.425)

☐Soliciting material pursuant to Rule 14a-12 under the Exchange Act (17 CFR 240.14a-12)

☐Pre-commencement communications pursuant to Rule 14d-2(b) under the Exchange Act (17 CFR 240.14d-2(b))

☐Pre-commencement communications pursuant to Rule 13e-4(c) under the Exchange Act (17 CFR 240.13e-4(c))

Securities registered pursuant to Section 12(b) of the Act:

Title of each class:	Trading Symbol	Name of each exchange on which registered:
Class A Common Stock	NBHC	NYSE

Indicate by check mark whether the registrant is an emerging growth company as defined in Rule 405 of the Securities Act of 1933(§230.405 of this chapter) or Rule 12b-2 of the Securities Exchange Act of 1934 (§240.12b-2 of this chapter).

Emerging growth company ☐

If an emerging growth company, indicate by check mark if the registrant has elected not to use the extended transition period for complying with any new or revised financial accounting standards provided pursuant to Section 13(a) of the Exchange Act. ☐

Item 3.02Unregistered Sales of Equity Securities.

On September 1, 2022, National Bank Holdings Corporation, a Delaware corporation (the “Company”), completed the transactions contemplated by the Agreement and Plan of Merger by and among the Company, Community Bancorporation, a Utah corporation and the parent company of Rock Canyon Bank (“CB”), the Significant Stockholders (as defined therein) and Park Roney, solely in his capacity as the Holders’ Representative (the “Merger Agreement”), including the merger of CB with and into the Company (the “Merger”).

In connection with the closing of the Merger on September 1, 2022, 3,096,740 shares of the Company’s Class A common stock (“Issued Shares”) were issued to the shareholders of CB in exchange for the shares of CB common stock issued and outstanding immediately prior to the effective time of the Merger. The issuance of the Issued Shares was not registered under the Securities Act of 1933, as amended (the “Securities Act”), in reliance on the exemption from registration provided by Section 4(a)(2) of the Securities Act and the rules and regulations of the U.S. Securities and Exchange Commission (the “Commission”) promulgated thereunder. The disclosures regarding the Merger Agreement and the transactions contemplated thereby, including the Merger and the issuance of the Issued Shares in connection therewith, under Item 8.01 below are incorporated into this Item 3.02 by reference.

Item 7.01Regulation FD.

On September 1, 2022, the Company issued a press release announcing the completion of the Merger. A copy of the press release is attached hereto as Exhibit 99.1 and is incorporated herein by reference.

Item 8.01Other Events.

On September 1, 2022, the Company completed the Merger pursuant to the Merger Agreement. The aggregate consideration issued in connection with the Merger was 3,096,740 shares of the Company’s Class A common stock and approximately $16.1 million in cash, which represents 0.2859 shares of the Company’s Class A common stock and $1.49 for each share of CB common stock issued and outstanding immediately prior to the effective time of the Merger. Of the cash consideration to be received by CB shareholders in connection with the Merger, $3.25 million was set aside in an escrow account for the purposes of funding certain future indemnity claims for a period of twelve months. Pursuant to the terms of the Merger Agreement, for a period of six (6) months following the closing of the Merger, the Significant Stockholders of CB are required to refrain from transferring to a third party, in any given day, Company common stock in an amount greater than 20% of the average daily trading volume of the Company’s common stock for the 20-day period immediately preceding such day.

In addition, on September 1, 2022, the Company filed an automatic shelf registration statement on Form S-3 (File No. 333-267226) (the “Registration Statement”) with the Commission under the Securities Act, covering an unspecified amount of shares of its Class A common stock, par value $0.01 per share, and certain other securities of the Company. On September 1, 2022, the Company filed a prospectus supplement (the “Resale Prospectus Supplement”) to the Registration Statement registering the resale of up to an aggregate of 3,096,740 shares of the Company’s Class A common stock, which may be used by the selling stockholders identified therein to resell the shares of the Company’s Class A common stock covered thereby. The Company will not receive any proceeds from any sale of the Issued Shares by the selling stockholders. In connection with such registration, the Company attaches Exhibits 5.1 and 23.1 hereto, which shall be incorporated by reference into the Registration Statement.

Item 9.01Financial Statements and Exhibits.

(d) Exhibits

Exhibit No.	Description of Exhibit
2.1

Agreement and Plan of Merger, dated as of April 18, 2022, by and among Community Bancorporation, National Bank Holdings Corporation, the Significant Stockholders named therein and Park Roney (incorporated by reference to Exhibit 2.1 of National Bank Holdings Corporation’s Current Report on Form 8-K filed April 20, 2022).

5.1	Opinion of Squire Patton Boggs (US) LLP.
23.1	Consent of Squire Patton Boggs (US) LLP (included in Exhibit 5.1 hereto).
99.1	Press Release, dated September 1, 2022
104	Cover Page Interactive Data File - The cover page XBRL tags are embedded within the inline XBRL document.

SIGNATURE

Pursuant to the requirements of the Securities Exchange Act of 1934, the registrant has duly caused this report to be signed on its behalf by the undersigned hereunto duly authorized.

National Bank Holdings Corporation

By:	/s/ Angela N. Petrucci
Name: Angela N. Petrucci
Title: Chief Administrative Officer & General Counsel
Date: September 1, 2022